As filed with the Securities and Exchange Commission on July 20, 2000
                                                          Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    Form S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                                   AT&T CORP.
             (Exact name of registrant as specified in its charter)

           New York                          4811                13-4924710
(State or other jurisdiction of       (Primary Standard       (I.R.S. Employer
 incorporation or organization)  Industrial Classification   Identification No.)
                                        Code Number)

                           32 Avenue of the Americas
                         New York, New York 10013-2412
                                 (212) 387-5400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Marilyn J. Wasser, Esq.
                       Vice President--Law and Secretary
                                   AT&T Corp.
                             295 North Maple Avenue
                            Basking Ridge, NJ 07920
                                 (908) 221-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copies to:
                            Charles S. Whitman, III
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000
                            -----------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            -----------------------

                                              CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                                      Proposed Maximum
          Title of Each Class                Amount to be       Proposed Maximum     Aggregate Offering         Amount of
    of Securities to be Registered            Registered        Offering Price(1)         Price(1)         Registration Fee(1)
------------------------------------------------------------------------------------------------------------------------------
Wireless Group Common Stock, par
   value $1.00 per share...............    10,000,000 shares         $24.53             $245,300,000           $64,759.20
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

                            -----------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
===============================================================================

                   SUBJECT TO COMPLETION, DATED July 20, 2000

PROSPECTUS                                                           [AT&T LOGO]


                               10,000,000 Shares

                                   AT&T CORP.

                       AT&T Wireless Group Tracking Stock

                            -----------------------

AT&T may offer and issue, from time to time, up to 10,000,000 shares of a class of its common stock, par value $1.00 per share, which we refer to as "AT&T Wireless Group tracking stock", in connection with acquisitions of other businesses or assets.

We anticipate that any acquisitions will consist principally of acquisitions of businesses which operate in the wireless industry. The consideration for such acquisitions may consist of shares of AT&T Wireless Group tracking stock, cash, notes or other evidences of debt, assumption of liabilities or any combination thereof.
                            -----------------------

This prospectus may be used by persons who receive shares of AT&T Wireless Group tracking stock in connection with acquisitions and who wish to resell the shares. We have not authorized any person to use this prospectus in connection with resales of shares without our prior written consent.

AT&T Wireless Group tracking stock is listed and primarily traded on the New York Stock Exchange under the symbol "AWE." On July 19, 2000, the last sale price of AT&T Wireless Group tracking stock was $27.00 per share.

                            -----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is        , 2000

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Forward-Looking Statements................................................. 2
Prospectus Summary......................................................... 4
Where You Can Find More Information........................................ 6
Use of Proceeds............................................................ 8
Description of Capital Stock............................................... 8
Offered Securities.........................................................19
Legal Matters..............................................................20
Experts....................................................................20


                           FORWARD-LOOKING STATEMENTS

     Statements contained in this prospectus that are not historical facts constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any of our Form 10-K, Annual Report to Shareowners, Form 10-Q or Form 8-K may include forward- looking statements, including statements concerning:

     o    the financial condition,

     o    results of operations,

     o    cash flows,

     o    dividends,

     o    financing plans,

     o    business strategies,

     o    operating efficiencies or synergies,

     o    budgets,

     o    capital and other expenditures,

     o    competitive positions,

     o    growth opportunities for existing products,

     o    benefits from new technology,

     o    plans and objectives of management, and

     o    other matters.

     These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, network build out, interest costs and income, in each case, relating to the AT&T Wireless Group and to AT&T, the assets and businesses whose economic performance is reflected by the AT&T common stock, which we refer to as the "AT&T Common Stock Group", wherever they occur in or are incorporated by reference into this prospectus, are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus or incorporated by reference. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

     o the effects of vigorous competition in the markets in which these entities operate,

     o the ability to enter into agreements to, and the cost of, entering new markets necessary to provide nationwide services,

     o the ability to establish a significant market presence in new geographic and service markets,

     o the risks related to AT&T's investments in the Liberty Media Group and joint ventures,

     o the impact of any unusual items resulting from ongoing evaluations of the business strategies of these entities or groups,

     o requirements imposed on these entities or groups or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecommunications Act or other applicable laws and regulations,

     o    unexpected results of litigation filed against these entities,

     o the possibility of one or more of the markets in which these entities compete being impacted by changes in political, economic or other factors, such as monetary policy, legal and regulatory changes or other external factors over which these entities or groups have no control, and

     o those factors listed under "Risk Factors -- The Tracking Stock Amendment" and "Risk Factors -- The AT&T Wireless Group" in the Proxy Statement filed on January 26, 2000 and incorporated by reference in this prospectus.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and throughout the other documents incorporated herein by reference, including, but not limited to, AT&T's 1999 Annual Report on Form 10-K, including any amendments to the annual report. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. AT&T undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Moreover, in the future, AT&T, through its senior management, may make forward-looking statements about the matters described in this prospectus or other matters concerning AT&T, the AT&T Wireless Group or the AT&T Common Stock Group.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the additional documents to which we refer you, before making an investment decision. See "Where You Can Find More Information." In this prospectus "we," "our," "us," and "AT&T" refer to AT&T Corp. and its consolidated subsidiaries.

     The AT&T Wireless Group is one of the largest wireless service providers in the United States based on $7.6 billion in revenues for the year ended December 31, 1999. Including its partnership markets, the AT&T Wireless Group had over 13 million total subscribers as of March 31, 2000. The AT&T Wireless Group focuses on revenue growth through the retention and expansion of its subscriber base. The AT&T Wireless Group seeks to do this by providing new and innovative services that distinguish it from its competitors. Examples include pricing plans that simplify customer choice, such as AT&T Digital One Rate service, and bundled offerings of communications products and services that target specific customer groups.

     The AT&T Wireless Group operates one of the largest U.S. digital wireless networks. The AT&T Wireless Group, including its partnership and affiliate markets, currently holds 850 megahertz and 1900 megahertz licenses to provide wireless services covering 96% of the U.S. population, with approximately 79% of the U.S. population covered by at least 30 megahertz of wireless spectrum as of March 31, 2000. As of March 31, 2000, the AT&T Wireless Group's built network, including partnership and affiliate markets, covered 66% of the U.S. population. This includes operations in 43 of the 50 largest U.S. metropolitan areas. By the end of 2000, the AT&T Wireless Group expects that its built network, including partnership and affiliate markets, will cover over 70% of the U.S. population. The AT&T Wireless Group supplements its own operations with roaming agreements that allow its subscribers to use other providers' wireless services in regions where the AT&T Wireless Group does not have operations. Through these roaming agreements, the AT&T Wireless Group is able to offer its customers wireless services covering over 95% of the U.S. population. The AT&T Wireless Group plans to continue to increase its coverage and the quality of its services by expanding the footprint and capacity of its network at an increased pace and by acquiring or partnering with other wireless providers.

     AT&T Wireless Group tracking stock is designed to reflect the separate economic performance of the AT&T Wireless Group. Except as described below, we attribute all of AT&T's current wireless operations to the AT&T Wireless Group, including:

     o    all mobile and fixed wireless licenses,

     o all wireless networks, operations, cell sites, retail operations, wireless customer care facilities and customer location assets, and

     o interests in partnerships and affiliates providing wireless mobile communications in the United States and internationally.

     AT&T retains:

     o existing and future wireless activities that stem from country-specific joint venture relationships that are predominantly non-wireless, and

     o incidental wireless capabilities or links in any backbone or other communications network that is predominantly non-wireless.

     We currently intend to include all future wireless activities in the AT&T Wireless Group. Our board of directors may, however, in its discretion, but subject to the AT&T Wireless Group policy statement, direct new businesses and assets to the AT&T Wireless Group or to the rest of AT&T or dispose of or transfer businesses or assets of either group.

     The principal executive offices of the AT&T Wireless Group are located at 7277 164th Avenue NE, Building 1, Redmond, Washington 98052. The telephone number is (425) 580-6000.

     The principal executive offices of AT&T are located at 32 Avenue of the Americas, New York, New York 10013-2412. Our telephone number is (212) 387-5400. Internet users can access information about us and our services at www.att.com. Our web site is not part of this prospectus.

                            -----------------------

                             About this Prospectus

     This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may issue, from time to time, up to 10,000,000 shares of AT&T Wireless Group tracking stock in connection with acquisitions of other businesses or assets. Each time we issue AT&T Wireless Group tracking stock under the registration statement we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

     AT&T files annual, quarterly and special reports, prospectuses and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

AT&T SEC Filings (File No. 1-1105)                     Period
----------------------------------                     ------

Annual Report on Form 10-K..............Year ended December 31, 1999 filed on
                                        March 27, 2000

Quarterly Report on Form 10-Q...........Quarter ended March 31, 2000 filed on
                                        May 15, 2000

Current Reports on Form 8-K.............Filed on January 6, 2000, January 14,
                                        2000, March 13, 2000, March 17, 2000,
                                        March 27, 2000, April 4, 2000, April 24,
                                        2000, May 5, 2000 and June 15, 2000

Proxy Statements........................Filed on January 26, 2000, February 8,
                                        2000 and March 27, 2000

     AT&T also incorporates by reference into this prospectus additional documents that may be filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date we sell all the securities. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as prospectuses. Any statements contained in a previously filed document incorporated by reference herein is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in a subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.

     You can obtain any of the documents incorporated by reference through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding exhibits thereto unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered may obtain documents incorporated by reference in, but not delivered with, this prospectus by requesting them in writing or by telephone at the following address:

                                   AT&T Corp.
                           32 Avenue of the Americas
                         New York, New York, 10013-2412
                              Tel: (212) 387-5400
                     Attn: Corporate Secretary's Department

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of AT&T Wireless Group tracking stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in the incorporated documents, this prospectus or any prospectus supplement is accurate as of any other date other than the date on the front of these documents.

                                USE OF PROCEEDS

     This prospectus relates to shares of AT&T Wireless Group tracking stock which may be offered and issued by AT&T from time to time in connection with acquisitions by the AT&T Wireless Group of other business or assets. Other than the businesses or assets acquired, there will be no proceeds to AT&T or the AT&T Wireless Group from these offerings.


                          DESCRIPTION OF CAPITAL STOCK

     The following description of certain terms of the capital stock of AT&T does not purport to be complete, and is qualified in its entirety by reference to the AT&T charter. The terms of the Class A Liberty Media Group tracking stock and the Class B Liberty Media Group tracking stock can be found in the AT&T charter. For more information on how you can obtain the AT&T charter, see "Where You Can Find More Information." You are urged to read the AT&T charter in its entirety.

General

     The AT&T charter currently provides that AT&T is authorized to issue 16.5 billion shares of capital stock, consisting of 100 million shares of AT&T preferred stock and 16.4 billion shares of common stock, of which six billion are shares of AT&T common stock, four billion are shares of Class A Liberty Media Group tracking stock, 400 million are shares of Class B Liberty Media Group tracking stock and six billion are shares of AT&T Wireless Group tracking stock. As of June 30, 2000, 3,149,073,448 shares of AT&T common stock, no shares of AT&T preferred stock, 2,374,260,925 shares of Class A Liberty Media Group tracking stock and 206,234,452 shares of Class B Liberty Media Group tracking stock and 360 million shares of AT&T Wireless Group tracking stock were issued and outstanding.

     Although our board of directors has no intention at the present time of doing so, it could issue common stock, warrants or a series of AT&T preferred stock that could, depending on the terms of such securities, impede the completion of a merger, tender offer or other takeover attempt. Our AT&T board of directors will make any determination to issue such shares based on its judgment as to the best interests of AT&T and its shareholders. Our board of directors, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of AT&T's shareholders might believe to be in their best interests or in which AT&T's shareholders might receive a premium for their stock over the then-current market price of stock.

AT&T Wireless Group Tracking Stock

   AT&T Wireless Group

     The AT&T Wireless Group tracking stock is designed to track the economic performance of the AT&T Wireless Group. The "AT&T Wireless Group" consists of, generally, the interest of AT&T or any of its subsidiaries in all of the businesses, assets and liabilities reflected in the audited combined financial statements of the AT&T Wireless Group, as of December 31, 1999, as included in this prospectus by reference to the Current Report on Form 8-K filed on March 17, 2000, including any successor to the AT&T Wireless Group by merger, consolidation or sale of all or substantially all of its assets. The AT&T charter contains adjustments to the definition of the AT&T Wireless Group to reflect, among other things, related assets and liabilities (including contingent liabilities), net income and net losses arising after the date of such financial statements, contributions and allocations of assets, liabilities and businesses between the groups and acquisitions and dispositions.

     The "AT&T Common Stock Group" consists of, generally, the interest of AT&T or any of its affiliates in all of the businesses in which AT&T or any of its affiliates (or any of their predecessors or successors) is or has been engaged, directly or indirectly, and the respective assets and liabilities of AT&T or any of its affiliates, other than:

     o the economic interest in the AT&T Wireless Group represented by the outstanding shares of AT&T Wireless Group tracking stock, and

     o    any businesses, assets or liabilities of the Liberty Media Group.

     We created the Liberty Media Group at the time of the TCI merger and defined it to consist primarily of TCI's programming assets and businesses, TCI's principal international assets and businesses, and substantially all of TCI's non-cable and non-programming assets and businesses other than its interest in At Home Corporation.

   AT&T Wireless Group allocation fraction

     The tracking stock amendment included as Appendix A to the Proxy Statement filed on January 26, 2000 and incorporated by reference in this prospectus, defines the "AT&T Wireless Allocation Fraction" to represent the interest in the economic performance of the AT&T Wireless Group reflected by AT&T Wireless Group tracking stock issued to the public. At any time that all of the interest in the economic performance of the AT&T Wireless Group is not reflected by the outstanding AT&T Wireless Group tracking stock, this fraction will be used, in effect, to allocate to the AT&T Common Stock Group the right to participate in any dividend, distribution or liquidation payment made to holders of AT&T Wireless Group tracking stock. This right to participate will reflect the inter- group interest of the AT&T Common Stock Group in the AT&T Wireless Group, which will be equal to one minus this fraction. At any time that all of the interest in the economic performance of the AT&T Wireless Group is fully reflected by the outstanding AT&T Wireless Group tracking stock, this fraction will equal one and, accordingly, the inter-group interest will equal zero.

     Subject to the criteria we describe below, this fraction is subject to adjustment from time to time as our board of directors deems appropriate:

     o to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of AT&T Wireless Group tracking stock and stock dividends payable in shares of AT&T Wireless Group tracking stock,

     o to reflect the fair market value of contributions or allocations by AT&T of cash, property or other assets or liabilities from the AT&T Common Stock Group to the AT&T Wireless Group (or vice versa), or of cash or property or other assets or liabilities of the AT&T Common Stock Group to, or for the benefit of, employees of the AT&T Wireless Group in connection with employee benefit plans or arrangements of AT&T or any of its subsidiaries (or vice versa),

     o to reflect the number of shares of capital stock of AT&T contributed to, or for the benefit of, employees of the AT&T Wireless Group in connection with benefit plans or arrangements of AT&T or any of its subsidiaries,

     o to reflect repurchases by AT&T of shares of AT&T Wireless Group tracking stock for the account of the AT&T Wireless Group,

     o to reflect issuances of AT&T Wireless Group tracking stock for the account of the AT&T Wireless Group,

     o to reflect dividends or other distributions to holders of AT&T Wireless Group tracking stock, to the extent no payment is made to the AT&T Common Stock Group, and

     o under such other circumstances as our board of directors determines appropriate to reflect the economic substance of any other event or circumstance.

     In addition, in determining the percentage interest of holders of AT&T Wireless Group tracking stock in any particular dividend or other distribution, we will reduce the economic interest of holders of AT&T Wireless Group tracking stock to reflect dilution arising from shares of AT&T Wireless Group tracking stock reserved for issuance upon conversion, exercise or exchange of other securities that are entitled to participate in such dividend or other distribution.

     The tracking stock amendment provides that any such adjustment must be made in a manner that our board of directors determines to be fair and equitable to holders of AT&T common stock and AT&T Wireless Group tracking stock. In the event that any assets or other property are acquired by the AT&T Common Stock Group and allocated or contributed to the AT&T Wireless Group, the consideration paid by the AT&T Common Stock Group to acquire such assets or other property will be presumed to be its "fair market value" as of its acquisition. Any adjustment to the AT&T Wireless Group Allocation Fraction made by our board of directors in accordance with these principles will be at the sole discretion of our board of directors and will be final and binding on all shareholders.

   Voting Rights

     Each outstanding share of AT&T Wireless Group tracking stock will initially have one-half of a vote per share. The voting rights of AT&T Wireless Group tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock.

     Holders of AT&T common stock are entitled to one vote on all matters voted on by shareholders. Holders of Class B Liberty Media Group tracking stock are entitled to 0.75 of a vote per share and holders of Class A Liberty Media Group tracking stock have 0.075 of a vote per share on all matters voted on by shareholders. The voting rights of AT&T common stock, Class B Liberty Media Group tracking stock and Class A Liberty Media Group tracking stock will be subject to adjustments to reflect stock splits, reverse stock splits, stock dividends or certain stock distributions with respect to AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock, including any distribution of AT&T Wireless Group tracking stock to holders of AT&T common stock.

     Except as otherwise required by New York law or any special voting rights of any class or series of AT&T preferred stock, Liberty Media Group tracking stock or any other class of AT&T common shares, holders of shares of AT&T common stock, AT&T Wireless Group tracking stock, each other class of common shares, if any, that is entitled to vote, Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock, and holders of shares of each class or series of AT&T preferred stock, if any, that is entitled to vote, will vote as one class with respect to all matters to be voted on by shareholders of AT&T.

     No separate class vote of AT&T Wireless Group tracking stock will be required, except as required by the New York Business Corporation Law.

   Dividends

     General. Provided that AT&T has sufficient assets to pay a dividend under applicable law, after excluding the available dividend amount relating to the Liberty Media Group, dividends on AT&T Wireless Group tracking stock are limited to an available dividend amount that is designed to be equivalent to the amount that would legally be available for dividends on that stock if the AT&T Wireless Group were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds for all of AT&T less the sum of the available dividend amount for AT&T Wireless Group tracking stock and the available dividend amount for Liberty Media Group tracking stock. AT&T does not expect to pay dividends on shares of AT&T Wireless Group tracking stock.

     Discrimination among classes of common shares. Our charter does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described under "-- General," our board of directors will have the sole authority and discretion to declare and pay dividends (or to refrain from declaring or paying dividends), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amount, our board of directors has this power regardless of the relative available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. Our board of directors has adopted a policy with respect to Liberty Media Group tracking stock that it will distribute to the holders of Liberty Media Group tracking stock any dividends it receives from any entity included in the Liberty Media Group.

   Share Distributions

     Subject to the provisions of Liberty Media Group tracking stock, AT&T may declare and pay a distribution consisting of shares of AT&T common stock, AT&T Wireless Group tracking stock or any other securities of AT&T or any other person to holders of AT&T Wireless Group tracking stock only in accordance with the provisions described below. We refer to this type of distribution as a "share distribution."

     Distributions on AT&T common stock or AT&T Wireless Group tracking stock. Subject to any limitations imposed by the terms of Liberty Media Group tracking stock, AT&T may declare and pay a share distribution to holders of AT&T common stock, AT&T Wireless Group tracking stock or any other class of common shares consisting of any securities of AT&T, any subsidiary of AT&T, or any other person. However, securities attributable to a group may be distributed to holders of another group only for consideration.

     Discrimination among classes of common shares. The AT&T charter does not provide for mandatory share distributions. Subject to the restrictions described above or that are in effect regarding Liberty Media Group tracking stock, our board of directors will have the sole authority and discretion to declare and pay share distributions (or to refrain from declaring or paying share distributions), in equal or unequal amounts, on AT&T common stock, AT&T Wireless Group tracking stock, Liberty Media Group tracking stock, any other class of common shares or any two or more of such classes. Subject to not exceeding the applicable available dividend amounts, our board of directors has this power regardless of the relative available dividend amounts, prior share distributions amounts declared, liquidation rights or any other factor.

   Redemption

     Redemption in exchange for shares of AT&T common stock at option of our board of directors. At any time following either the occurrence of tax-related events or the second anniversary of the date that AT&T Wireless Group tracking stock were initially issued, our board of directors, in its sole discretion, may redeem all outstanding shares of AT&T Wireless Group tracking stock for shares of AT&T common stock. In such event, each share of AT&T Wireless Group tracking stock will be redeemed in exchange for that number of shares of AT&T common stock, calculated to the nearest 1/10,000, equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock.

     In this case, the average market price per share of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock for the 40 consecutive trading days ending on the 15th trading day prior to the date notice of the redemption is mailed to holders of AT&T Wireless Group tracking stock.

     In order to redeem AT&T Wireless Group tracking stock on the basis of a tax event, AT&T must obtain the opinion of counsel that, as a result of an amendment to or change (or prospective change) in a law or an interpretation of the law that takes place after the AT&T Wireless Group tracking stock is issued, there is more than an insubstantial risk that:

     o any issuance of AT&T Wireless Group tracking stock would be treated as a sale or other taxable disposition by AT&T or any of its subsidiaries of any of the assets, operations or relevant subsidiaries underlying the AT&T Wireless Group tracking stock,

     o the existence of AT&T Wireless Group tracking stock would subject AT&T, its subsidiaries or its affiliates, or any of their respective successors to the imposition of tax or other adverse tax consequences, or

     o either AT&T common stock or AT&T Wireless Group tracking stock would not be treated solely as common stock of AT&T.

     Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors. The AT&T charter also provides that AT&T may, at any time, redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for a specified number of outstanding shares of common stock of a subsidiary of AT&T that satisfies certain requirements under the Internal Revenue Code and that holds all of the assets and liabilities of the AT&T Wireless Group. We refer to a subsidiary that satisfies these requirements as a "qualifying subsidiary." This type of redemption may only be made on a pro rata basis, and must be tax free to the holders of AT&T Wireless Group tracking stock, except with respect to any cash that holders receive in lieu of fractional shares.

     In this case, we would exchange each share of AT&T Wireless Group tracking stock, on a pro rata basis, for an aggregate number of shares of common stock of the qualifying subsidiary equal to the number of outstanding shares of common stock of the qualifying subsidiary held by AT&T.

     Redemption in connection with certain significant transactions. In the event of a sale, transfer, assignment or other disposition by AT&T in a transaction or series of related transactions, of all or substantially all of the properties and assets of the AT&T Wireless Group, AT&T is generally required to take one of the following actions, which will be selected in the sole discretion of our board of directors:

     o AT&T may redeem each outstanding share of AT&T Wireless Group tracking stock in exchange for a number of shares of AT&T common stock (calculated to the nearest 1/10,000) equal to 110% of the ratio of the average market price per share of AT&T Wireless Group tracking stock to the average market price per share of AT&T common stock. For this purpose, the "average market price per share" of AT&T common stock or AT&T Wireless Group tracking stock, as the case may be, means the average of the daily market value per share for such AT&T common stock or AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following completion of that transaction.

     o Subject to limitations, AT&T may declare and pay a dividend in cash and/or in securities (other than AT&T common stock) or other property to holders of the outstanding shares of AT&T Wireless Group tracking stock equally on a share-for-share basis in an aggregate amount equal to the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock.

     o Subject to limitations, if the disposition involves the disposition of all, not merely substantially all, of the properties and assets of the AT&T Wireless Group, AT&T may redeem all outstanding shares of AT&T Wireless Group tracking stock in exchange for cash and/or securities or other property in an aggregate amount equal to the net proceeds of such disposition allocable to the AT&T Wireless Group tracking stock.

     o Subject to limitations, if the disposition involves substantially all, but not all, of the properties and assets of the AT&T Wireless Group, AT&T may redeem a number of outstanding shares of AT&T Wireless Group tracking stock in exchange for a redemption price equal to the net proceeds of that disposition. The number of shares of AT&T Wireless Group tracking stock to be redeemed would be equal to the lesser of (1) a number determined by dividing the aggregate amount allocated to the redemption of these shares by the average market value of one share of AT&T Wireless Group tracking stock during the 10-trading day period beginning on the 15th trading day following the completion of that disposition and (2) the total number of outstanding shares of AT&T Wireless Group tracking stock.

     o Subject to limitations, AT&T may take a combination of the actions described in the preceding bullets whereby AT&T may redeem some shares of AT&T Wireless Group tracking stock in exchange for shares of AT&T common stock at the exchange rate described in the first bullet above, and use an amount equal to a portion of the net proceeds of the disposition allocable to AT&T Wireless Group tracking stock to either (1) declare and pay a dividend as described in the second bullet above, or (2) redeem part or all of the remaining shares of AT&T Wireless Group tracking stock as described in the third or fourth bullet above.

     For purposes of these provisions, "substantially all of the properties and assets" of the AT&T Wireless Group as of any date means a portion of such properties and assets that represents at least 80% of the fair value of the properties and assets attributed to the AT&T Wireless Group as of such date.

     Certain exceptions. The provisions described under "-- Redemption in connection with certain significant transactions" will not apply, and AT&T will not be required to redeem any securities or make any dividend or other distribution it would otherwise be required to make, in some circumstances, including the following:

     o if the underlying disposition is conditioned upon the affirmative vote of a majority of holders of AT&T Wireless Group tracking stock, voting as a separate class,

     o    if the disposition is in connection with a liquidation of AT&T,

     o if the disposition is to a person or group of which AT&T is the majority owner and the AT&T Wireless Group receives in exchange primarily equity securities of that person or group as consideration,

     o in connection with a spin-off or similar disposition of AT&T's entire interest in the AT&T Wireless Group to the holders of AT&T Wireless Group tracking stock, including a disposition that is made in connection with a mandatory redemption as described under "-- Redemption in exchange for shares of AT&T common stock at option of our board of directors" or "-- Redemption in exchange for stock of qualifying subsidiaries at option of our board of directors," and

     o in connection with a "related business transaction," which generally means a disposition of all or substantially all of the assets attributed to the AT&T Wireless Group in which AT&T receives equity securities of an entity that engages or proposes to engage primarily in one or more businesses similar or complementary to the businesses conducted by the AT&T Wireless Group prior to such transaction.

   General Procedures

     Public announcements; notices. In the case of specified dispositions or a redemption, AT&T will publicly announce or otherwise provide specified information to holders of AT&T Wireless Group tracking stock.

     Fractional shares. Our board of directors will not have to issue or deliver any fractional shares to any holder of AT&T Wireless Group tracking stock upon any redemption, dividend or other distribution under the provisions described under "-- Redemption." Instead of issuing fractional shares, AT&T will pay cash for the fractional share in an amount equal to the fair market value of the fractional share, without interest.

     No adjustments for dividends or other distributions. No adjustments for dividends will be made upon the exchange of any shares of AT&T Wireless Group tracking stock; except that, if a redemption date with respect to AT&T Wireless Group tracking stock comes after the record date for the payment of a dividend or other distribution to be paid on that stock but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the dividend or other distribution on the payment date, notwithstanding the redemption of those shares or AT&T's default in payment of the dividend or distribution.

     Payment of taxes. If any person exchanging a certificate representing shares of AT&T Wireless Group tracking stock wants us to issue a certificate in a different name than the registered name on the old certificate, that person must pay any transfer or other taxes required by reason of the issuance of the certificate in another name or establish, to the satisfaction of AT&T or its agent, that the tax has been paid or is not applicable.

   Liquidation Rights

     In the event of a liquidation, dissolution or winding up of AT&T, whether voluntary or involuntary, AT&T will first pay or provide for payment of debts and other liabilities of AT&T, including the liquidation preferences of any class or series of AT&T preferred stock. Thereafter, holders of the shares of AT&T common stock, Liberty Media Group tracking stock, AT&T Wireless Group tracking stock and any other class of AT&T common shares will share in the funds of AT&T remaining for distribution to its common shareholders in proportion to the aggregate market capitalization of the outstanding shares of each class of stock, as applicable, to the aggregate market capitalization of all the classes of AT&T common stock. AT&T will calculate the market capitalizations based on the 20-trading day period ending on the trading day prior to the date of the public announcement of the liquidation, dissolution or winding up of AT&T.

     None of the following, by itself, will constitute a liquidation, dissolution or winding up of AT&T:

     o the consolidation or merger of AT&T with or into any other corporation or corporations or the sale, transfer or lease of all or substantially all of the assets of AT&T,

     o any transaction or series of related transactions that results in all of the assets and liabilities included in the AT&T Wireless Group being held by one or more AT&T Wireless Group subsidiaries and the distribution of such AT&T Wireless Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding AT&T Wireless Group tracking stock, and

     o any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more Liberty Media Group subsidiaries and the distribution of such Liberty Media Group subsidiaries, and no other material assets or liabilities, to the holders of the outstanding Liberty Media Group tracking stock (but this will be subject to the provisions relating to the redemption of shares of Liberty Media Group tracking stock described in our charter).

   Determinations by our Board of Directors

     Any determinations made by our board of directors under any provision described in the AT&T charter will be final and binding on all shareholders of AT&T, except as may otherwise be required by law. AT&T will prepare a statement of any determination by our board of directors respecting the fair market value of any properties, assets or securities, and will file the statement with our Corporate Secretary.

AT&T Common Stock

     The holders of AT&T common stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of AT&T preferred stock, the holders of such shares possess all voting power. Subject to any preferential rights of any outstanding series of AT&T preferred stock created by our board of directors from time to time, the holders of AT&T common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, will be entitled to receive pro rata all assets of AT&T available for distribution to such holders.

AT&T Preferred Stock

     AT&T preferred stock may be issued from time to time in one or more series. All shares of AT&T preferred stock of all series will rank equally and be identical in all respects, except that our board of directors is authorized to fix the number of shares in each series, the designation thereof, and, subject to the provisions of Article Third of the AT&T charter, the relative rights, preferences and limitations of each series and the variations in such rights, preferences and limitations as between series and specifically is authorized to fix with respect to each series:

     o the dividend rate on the shares of such series and the date or dates from which dividends will be cumulative; the times when, the prices at which, and all other terms and conditions upon which, shares of such series will be redeemable,

     o the amounts that the holders of shares of such series will be entitled to receive upon the liquidation, dissolution or winding up of AT&T, which amounts may vary depending on whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates,

     o whether or not the shares of such series will be subject to the operation of a purchase, retirement or sinking fund and, if so, the extent to and manner in which such purchase, retirement or sinking fund will be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of the said fund or funds,

     o whether or not the shares of such series will be convertible into or exchangeable for shares of any other class or series or for any class of common shares and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same,

     o the restrictions, if any, upon the payment of dividends or making of other distributions on, and upon the purchase or other acquisition of, common shares,

     o the restrictions, if any, upon the creation of indebtedness, and the restrictions, if any, upon the issue of any additional shares ranking on a parity with or prior to the shares of such series in addition to the restrictions provided for in Article Third of the AT&T charter,

     o the voting powers, if any, of the shares of such series in addition to the voting powers provided for in Article Third of the AT&T charter, and

     o such other rights, preferences and limitations as will not be inconsistent with Article Third of the AT&T charter.

     All shares of any particular series will rank equally and be identical in all respects, except that shares of any one series issued at different times may differ as to the date from which dividends will be cumulative.

     Dividends on shares of AT&T preferred stock of each series will be cumulative from the date or dates fixed with respect to such series, and will be paid or declared or set apart for payment for all past dividend periods and for the current dividend period before any dividends (other than dividends payable in common shares) will be declared or paid or set apart for payment on common shares. Whenever, at any time, full cumulative dividends for all past dividend periods and for the current dividend period will have been paid or declared and set apart for payment on all then-outstanding shares of AT&T preferred stock and all requirements with respect to any purchase, retirement or sinking fund or funds for all series of AT&T preferred stock will have been complied with, our board of directors may declare dividends on the common shares and the shares of AT&T preferred stock will not be entitled to share therein.

     Upon any liquidation, dissolution or winding up of AT&T, the holders of shares of AT&T preferred stock of such series will be entitled to receive the amounts to which such holders are entitled as fixed with respect to such series, including all dividends accumulated to the date of final distribution, before any payment or distribution of assets of AT&T will be made to or set apart for the holders of common shares and, after such payments will have been made in full to the holders of shares of AT&T preferred A stock, the holders of common shares will be entitled to receive any and all assets remaining to be paid or distributed to shareholders and the holders of shares of AT&T preferred stock will not be entitled to share therein. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of AT&T or a consolidation or merger of AT&T with one or more other corporations (whether or not AT&T is the surviving corporation of such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

     The aggregate amount that all shares of AT&T preferred stock outstanding at any time will be entitled to receive on involuntary liquidation, dissolution or winding up will not exceed $8 billion.

     So long as any shares of AT&T preferred stock are outstanding, AT&T will not:

     o authorize shares of stock ranking prior to shares of AT&T preferred stock or change any provision of Article Third of the AT&T charter so to affect adversely shares of AT&T preferred stock without the affirmative vote or consent of the holders of at least 66 2/3% of all the shares of AT&T preferred stock at the time outstanding;

     o change any of the provisions of any series of AT&T preferred stock at the time outstanding so as to affect adversely shares of such series without the affirmative vote or consent of the holders of at least 66 2/3% of such series of AT&T preferred stock; or

     o increase the authorized number of shares of AT&T preferred stock or increase the authorized number of shares of any class of stock ranking on a parity with the AT&T preferred stock without the affirmative vote or consent of the holders of at least a majority of all the shares of AT&T preferred stock at the time outstanding.

     Whenever, at any time or times, dividends payable on shares of AT&T preferred stock will be in default in an aggregate amount equivalent to six full quarterly dividends on any series of AT&T preferred stock at the time outstanding, the number of directors then constituting our board of directors will be increased by two, and the outstanding shares of AT&T preferred stock will, in addition to any other voting rights, have the exclusive right, voting separately as a class and without regard to series, to elect two directors of AT&T to fill such newly created directorships, and such right will continue until such time as all dividends accumulated on all shares of AT&T preferred stock to the latest dividend payment date will have been paid or declared and set apart for payment.

     No holder of shares of AT&T preferred stock of any series, irrespective of any voting or other right of shares of such series, will have, as such holder, any preemptive right to purchase any other shares of AT&T or any securities convertible into or entitling the holder to purchase such other shares.

     If, in any case, the amounts payable with respect to any requirements to retire shares of AT&T preferred stock are not paid in full in the case of all series with respect to which such requirements exist, the number of shares to be retired in each series will be in proportion to the respective amounts that would be payable on account of such requirements if all amounts payable were paid in full.

Anti-Takeover Considerations

     The New York Business Corporation Law, the AT&T charter and the AT&T by-laws contain provisions which could serve to discourage or make more difficult a change in control of AT&T without the support of the AT&T board of directors or without meeting various other conditions.

   Business Combinations

     Under the NYBCL, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon. The AT&T charter does not contain a provision expressly providing for majority approval of such transactions.

   State Takeover Legislation

     Section 912 of the NYBCL prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation) for a period of five years after the date on which the interested shareholder became an interested shareholder. After such five-year period, a business combination between a New York corporation and such interested shareholder is prohibited unless either certain "fair price" provision are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested shareholder or its affiliates and associates. The restrictions of the NYBCL do not apply, however, to any business combination with an interested shareholder if such business combination, or the purchase of stock by the interested shareholder that cause such shareholder to become an interested shareholder, was approved by the board of directors of the New York corporation prior to the date on which the interested shareholder became an interested shareholder.

     A New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested shareholders and their affiliates and associates, expressly electing not to be governed by Section 912 of the NYBCL. Such amendment will not, however, be effective until 18 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. The AT&T by-laws contain no provision electing not to be governed by such section of the NYBCL.

   Rights of Dissenting Shareholders

     Holders of AT&T capital stock currently do not have dissent rights because AT&T capital stock is listed on a national securities exchange.

   Shareholder Action

     Under the NYBCL, any action required or permitted to be taken by a vote at a meeting of shareholders may be taken without a meeting by written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or, if the certificate of incorporation so permits, signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The AT&T charter does not contain such a provision.

   Shareholder Proposals

     The AT&T by-laws require that, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered notice thereof to AT&T (containing certain information specified in the AT&T by-laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting.

   Meetings of Shareholders

     The AT&T by-laws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board, by our board of directors or upon a request signed by shareholders representing at least 33 1/3% of the AT&T shares.

   Cumulative Voting

     Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each shareholder is entitled to cumulate such shareholder's votes. The AT&T charter does not contain such a provision.

   Removal of Directors

     The NYBCL provides that any or all of the directors may be removed for cause by vote of the shareholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide, directors may be removed for cause by action of the board of directors. If the certificate of incorporation or the by- laws so provide, any or all of the directors may be removed without cause by vote of the shareholders.

     Neither the AT&T charter nor the AT&T by-laws provide that directors may be removed without cause by action of the shareholders or that directors may be removed by our board of directors.

   Vacancies

     The certificate of incorporation or by-laws may provide that newly created directorships or vacancies are to be filled by vote of the shareholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the shareholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the shareholders. A director elected to fill a vacancy, unless elected by the shareholders, will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

     The AT&T by-laws provide that any vacancy on our board of directors may be filled by a majority vote of the remaining directors, though less than a quorum.

   No Preemptive Rights

     Holders of AT&T common stock, AT&T Wireless Group tracking stock or Liberty Media Group tracking stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by AT&T.

AT&T Wireless Group Capital Stock Committee

     The AT&T Wireless Group capital stock committee of our board of directors oversees the interaction between the businesses of the AT&T Common Stock Group and the AT&T Wireless Group. The members of the AT&T Wireless Group capital stock committee are selected by our board of directors. The AT&T by-laws provide that our board of directors will delegate to the AT&T Wireless Group capital stock committee authority to:

     o interpret, make determinations under and oversee the implementation of the policies described in the Policy Statement Regarding AT&T Wireless Group Tracking Stock Matters described under "-- AT&T Wireless Group Policy Statement,"

     o    review the policies, programs and practices of AT&T relating to:

          -- the business and financial relationships between AT&T or any of its units, other than the Liberty Media Group, with the AT&T Wireless Group,

          -- dividends in respect of, disclosures to shareholders and the public concerning, and transactions by AT&T or any of its subsidiaries, other than subsidiaries included in the Liberty Media Group, in shares of AT&T Wireless Group tracking stock, and

          -- any matters arising in connection with any of the foregoing, all to the extent the AT&T Wireless Group capital stock committee may deem appropriate, and

     o recommend changes in the policies, programs and practices that the AT&T Wireless Group capital stock committee may deem appropriate.

     The AT&T Wireless Group capital stock committee will have and may exercise such other powers, authority and responsibilities as our board of directors may determine from time to time. Although our board of directors has no present intention to do so, it may modify, suspend or rescind the by-laws or adopt additional by-laws, at any time, without the approval of our shareholders, subject to our board of directors' fiduciary duties.

   Dividend policy

     The AT&T Wireless Group policy statement provides that, subject to the limitations on dividends set forth in our charter, including any preferential rights of any series of preferred stock of AT&T, and to the limitations of applicable law, holders of shares of AT&T Wireless Group tracking stock will be entitled to receive dividends on that stock when, as and if our board of directors authorizes and declares dividends on that stock.

     Since the AT&T Wireless Group is expected to require significant capital commitments to finance its operations and fund its future growth, AT&T does not expect to pay any dividends on shares of AT&T Wireless Group tracking stock. If and when our board of directors determines to pay any dividends on shares of AT&T Wireless Group tracking stock, this determination will be a business decision that our board of directors makes from time to time based upon the results of operations, financial condition and capital requirements of the AT&T Wireless Group and other factors that our board of directors considers relevant. Payment of dividends on AT&T Wireless Group tracking stock also may be restricted by loan agreements, indentures and other transactions that AT&T enters into from time to time.

Transfer Agent and Registrar

     Boston Equiserve Trust Company, N.A. is the transfer agent and registrar for AT&T Wireless Group tracking stock.


                               OFFERED SECURITIES

     We propose to issue and sell the shares of AT&T Wireless Group tracking stock offered hereby in connection with acquisitions of other businesses or assets. We anticipate that any acquisitions will consist principally of acquisitions of businesses which operate in the wireless industry. The shares of AT&T Wireless Group tracking stock shall be offered on terms to be determined at the time of sale. Such shares of AT&T Wireless Group tracking stock may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to agreements providing for such acquisitions. The consideration for such acquisitions may consist of AT&T Wireless Group tracking stock, cash, notes or other evidences of debt, assumption of liabilities or a combination thereof. The terms of such acquisitions and of the issuance of any such shares of AT&T Wireless Group tracking stock in connection therewith will generally be determined by direct negotiations with the owners of the business or assets to be acquired or, in the case of entities which are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets.

Underwriting discounts or commissions will generally not be paid by us. However, under certain circumstances, we may issue shares of AT&T Wireless Group tracking stock covered by this prospectus to pay brokers' commissions incurred in connection with acquisitions. For a description of AT&T Wireless Group tracking stock, see "Description of Capital Stock."

     This prospectus, as amended or supplemented if appropriate, has also been prepared for use by persons who will receive shares of AT&T Wireless Group tracking stock in acquisitions, including shares sold hereunder ("selling stockholders"); provided, however, that no selling stockholder is authorized to use this prospectus to reoffer any such shares without first obtaining our prior written consent. Resales may be made in the manner described in this prospectus, as amended or supplemented, in the manner permitted by Rule 145(d) under the Securities Act or under an exemption from the Securities Act. Profits realized on resales by selling stockholders under certain circumstances may be regarded as underwriting compensation under the Securities Act.

     Resales by selling stockholders may be made directly to investors or through a securities firm acting as an underwriter, broker or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the selling stockholder's agent in the sale of the shares by such selling stockholder, or the securities firm may purchase shares from the selling stockholders as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may effect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices or at prices related to market prices then prevailing. Any such sales may be made on The New York Stock Exchange or other exchange on which such shares are traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain liabilities, including liabilities under the Securities Act. Any participating securities firm may be deemed to be and underwriter within the meaning of the Securities Act, and any commission earned by such firm may be deemed to be underwriting discounts or commissions under the Securities Act.

     In connection with resales, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the selling stockholder, the participating securities firm, if any, the number of shares involved and other details of such resale to the extent appropriate.


                                 LEGAL MATTERS

     The validity of the AT&T Wireless Group tracking stock in respect of which this prospectus is being delivered will be passed upon for AT&T by Robert S. Feit, Esq., General Attorney and Assistant Secretary of AT&T. As of June 30, 2000, Mr. Feit was the beneficial owner of approximately 4,700 shares of AT&T common stock and had options to purchase additional shares of AT&T common stock.


                                    EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of AT&T Corp. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined financial statements of the AT&T Wireless Group as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus by reference to the Current Report on Form 8-K filed on March 17, 2000, have been so included in reliance on the report of

PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The combined balance sheets of Liberty Media Group (New Liberty or Successor) as of December 31, 1999, and of Liberty Media Group (Old Liberty or Predecessor) as of December 31, 1998, and the related combined statements of operations and comprehensive earnings, combined equity and cash flows for the period from March 1, 1999 to December 31, 1999 (Successor period) and from January 1, 1999 to February 28, 1999 and for each of the years in the two-year period ended December 31, 1998 (Predecessor periods), which appears as an exhibit to the AT&T Corp. Annual Report on Form 10-K for the year ended December 31, 1999, dated March 27, 2000, have been incorporated by reference herein in reliance upon the report, dated February 29, 2000, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The KPMG report dated February 29, 2000 refers to the fact that the financial statements should be read in conjunction with the consolidated financial statements of AT&T Corp. In addition, the report contains an explanatory paragraph that states that effective March 9, 1999 AT&T Corp., the owner of the assets comprising New Liberty, acquired Tele-Communications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different basis than that for the period before the acquisition and, therefore, is not comparable.

     The consolidated balance sheets of MediaOne Group, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1999, filed in AT&T Corp.'s Form 8-K, dated March 27, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

===============================================================================










                                   AT&T Corp.

                       AT&T Wireless Group Tracking Stock



                                  [AT&T LOGO]








                            -----------------------
                                   Prospectus
                            -----------------------





                                           , 2000










===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him or her in connection with the defense of a civil or criminal proceeding to which he or she has been made, or threatened to be made, a party by reason of the fact that he or she was such a director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

     The bylaws of the Registrant provide that the Registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), which might be incurred by them in such capacities.

Item 21.  Exhibits and Financial Statement Schedules

     (a) Exhibits (see index to exhibits at E-1).

Item 22.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e)  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of July, 2000.

                                           AT&T CORP.


                                           By: /s/ MARILYN J. WASSER
                                              --------------------------------
                                              Marilyn J. Wasser
                                              Vice President--Law and Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


          Signature                           Capacity
          ---------                           --------

 PRINCIPAL EXECUTIVE OFFICER:
 ----------------------------

    C. Michael Armstrong*               Chairman and Chief Executive Officer

 PRINCIPAL FINANCIAL OFFICER:
 ----------------------------

    Charles H. Noski*                   Senior Executive Vice President and
                                           Chief Financial Officer

 PRINCIPAL ACCOUNTING OFFICER:
 -----------------------------

    Nicholas S. Cyprus*                 Controller and Chief Accounting Officer

     DIRECTORS
     ---------
    C. Michael Armstrong*
    Kenneth T. Derr*
    M. Kathryn Eickhoff*
    Walter Y. Elisha*
    George M.C. Fisher*
    Donald V. Fites*
    Amos B. Hostetter, Jr.*
    Ralph S. Larsen*
    John C. Malone*
    Donald F. McHenry*
    Louis A. Simpson*
    Michael I. Sovern*
    Sanford I. Weill*
    John D. Zeglis*

   * By:  /s/ Marilyn J. Wasser
          ---------------------
          Marilyn J. Wasser
          (Attorney-in-Fact)

July 20, 2000

                                 EXHIBIT INDEX

   Exhibit No.                               Document
   -----------                               --------
      3.01 Restated Certificate of Incorporation of the Registrant filed January 10, 1989, Certificate of Correction of the Registrant filed June 8, 1989, Certificate of Change of the Registrant filed March 18, 1992, Certificate of Amendment of the Registrant filed June 1, 1992, Certificate of Amendment of the Registrant filed April 20, 1994, Certificate of Amendment filed June 8, 1998, Certificate of Amendment filed March 9, 1999, Certificate of Amendment filed April 12, 2000 and Certificate of Amendment filed June 2, 2000.
      3.02          Bylaws of the Registrant, as amended March 14, 2000.
      4.01 The Policy Statement Regarding Wireless Group Tracking Stock Matters of AT&T Corp. (filed as Exhibit B to the Proxy Statement on Schedule 14A, dated January 26, 2000 and incorporated herein by reference).
      5.01 Opinion of Robert S. Feit, Esq., General Attorney and Assistant Secretary of the Registrant, as to the legality of the securities being registered.
     11.01 Computation of per share earnings (filed as Exhibit 13 to the Annual Report on Form 10-K for the year ended December 31, 1999, dated March 27, 2000 and incorporated herein by reference, and the Quarterly Report on Form 10-Q for the three months ended March 31, 2000, dated May 15, 2000 and incorporated herein by reference).
     21.01 List of Subsidiaries of AT&T (filed as Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 1999, dated March 27, 2000 and incorporated herein by reference).
     23.01 Consent of Robert S. Feit, Esq., General Attorney and Assistant Secretary of the Registrant (included in Exhibit 5.01).
     23.02          Consent of PricewaterhouseCoopers LLP.
     23.03          Consent of PricewaterhouseCoopers LLP.
     23.04          Consent of KPMG LLP.
     23.05          Consent of Arthur Andersen LLP.
     24.01 Powers of attorney executed by the officers and directors of the Registrant who signed this Registration Statement.


                                      E-1